Exhibit 99.1

Powered Brands Adds Mito Yamada, Former Shiseido Executive, as Chief Operating Officer and Director

NEW YORK, August 31, 2021— Powered Brands (Nasdaq: POW, POWRU, POWRW) (the “Company”) announces today that Mito Yamada has joined Powered Brands as Chief Operating Officer and member of its Board of Directors, effective August 30, 2021. Ms. Yamada will work closely with the Powered Brands management team to define the Company’s long-term strategy and lead the execution of its initial business combinations. Ms.Yamada will report to Powered Brands Chief Executive Officer Katherine Power.

Ms.Yamada brings over 15 years of experience in the luxury and consumer products space. She previously served as Vice President, Global Mergers and Acquisitions at Shiseido, where from 2016 she worked on various mergers and acquisitions for the brand, including the acquisition of clean skincare brand Drunk Elephant in 2019.

Ms.Yamada will leverage her experience in mergers and acquisitions, finance, strategy, and operations to lead Powered Brands’ efforts in partnering with next-generation, digital-first beauty, wellness, and personal care brands that are rooted in social and environmental responsibility.

About Powered Brands

Powered Brands is a blank check company, incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities, which we refer to as our initial business combination. While Powered Brands may pursue an initial business combination opportunity in any business, industry, sector or geographical location, it intends to capitalize on the ability of its management team to identify promising opportunities within beauty, wellness and consumer-related industries.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the federal securities laws, including with respect to the Company’s search for an initial business combination. Forward-looking statements are subject to numerous risks and conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s periodic filings with the Securities and Exchange Commission (including but not limited to the Company’s most recently filed periodic report) and, therefore, actual results could differ materially from those projected in the forward-looking statements. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Keleigh Morgan

morgan@sunshinesachs.com